Code of Conduct and Ethics

2018

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Table of Contents
USING THE CODE OF CONDUCT AND ETHICS1
What Is the Code for1
What We Aim for1
Who Should Follow This Code of Conduct and Ethics1
How Is the Code Enforced1
Does the Code Explain All the Standards I Need to Know2
What About Different Laws in Different Countries2
ASKING QUESTIONS AND RAISING CONCERNS2
Analytical Framework2
Your Duty to Speak Up3
Reporting Procedures3
What Happens When I Report an Issue4
We Will Not Tolerate Retaliation5
What Does GrafTech’s Audit Committee Do5
Chief Executive Officer and Other Senior Financial Officers5
What About Managers and Supervisors6
Annual Certification6
Waivers7
WORK ENVIRONMENT7
What We Aim For7
Harassment-Free Work Environment8
Respect for Human Rights8
Inviting Full Participation: Equal Employment Opportunity and Diversity8
Health, Safety, and Security of Employees9
Drugs and Alcohol in the Workplace9
Employee Confidentiality9
CONFLICTS OF INTEREST10
Avoiding Conflicts of Interest10
Family Members11
Gifts and Entertainment11
Employment of Spouses and Other Family Members13
Memberships13
CONDUCTING BUSINESS13
Providing Quality Products and Services13
Seeking Business Openly and Honestly13
Compliance with Antitrust and Competition Laws13
Guidelines for Dealing with Competitors14

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Guidelines for Dealing With Customers/Distributors14
Competitive Intelligence15
Conduct with Suppliers16
Relationships with Embargoed and Sanctioned Persons and Countries16
Complying with Anti-Boycott Laws17
Complying with Export Control Laws17
Political Contributions18
Complying with Anti-Bribery Laws18
Environmental Protection19
COMPANY INFORMATION, RESOURCES, AND FINANCIAL DISCLOSURE19
Complying with Insider Trading Laws19
Safeguarding Company Information and Property20
Safeguarding the Property of Others22
Company Information Systems22
Accurate Books, Records, and Financial Disclosure23
Responsible Business Writing24
Public Statements24
CONCLUSION26
Appendix A27
Internal Contact List27
Appendix B28
Code of Conduct and Ethics Certificate of Compliance28

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USING THE CODE OF CONDUCT AND ETHICS

What Is the Code for?

GrafTech International Ltd. and its subsidiaries (“GrafTech” or the “Company”) is committed to complying with all laws that apply to the Company, its personnel, and their activities, both in letter and in spirit. The Company and each of its directors, officers, employees, and representatives must adhere to the highest standards of ethical conduct and avoid even the appearance of improper conduct. This fundamental principle governs all of our activities.

Ethical conduct and business success are inseparable, and no important business objective can be achieved without following this fundamental principle. This Code of Conduct and Ethics (the “Code”) is intended to help implement this fundamental principle and enable better decision-making.

What We Aim for

To help us meet our ethical obligations, the Company will endeavor to:

•	Maintain a workplace environment that does not create pressures that would encourage any departure from the principles and standards set forth in this Code;

•	Provide educational materials, including this Code, so that all of us are informed of the ethical, legal and other standards applicable to our conduct.

•	Provide an organizational structure and reporting channels through which we are able to report suspected violations of this Code without fear of reprisal.

•	Keep reports about suspected violations that are made in good faith confidential, except where the law may require otherwise.

Who Should Follow This Code of Conduct and Ethics?

This Code applies to employees, directors, and officers of GrafTech (hereinafter “employees”). Further, this Code should be provided to our agents, representatives, consultants, and temporary workers (hereinafter “representatives”), and they should be asked to follow the principles and standards set out in the Code. Employees who engage such representatives must monitor their work for the Company so that they act in a manner consistent with the principles of the Code.

How Is the Code Enforced?

Ethical principles are often easy to state but difficult to apply. Nonetheless, living up to this Code must be a way of life at work. Integrity is not an occasional requirement. It erodes when it is not reinforced by practice and weakens if it is not continually and consistently applied to all situations. This Code will be vigorously enforced at every level within the Company at all times. Those who violate this Code will be subject to disciplinary action, up to and including termination of employment and/or service on the Board of Directors (the “Board”).

Does the Code Explain All the Standards I Need to Know?

This Code covers a wide range of business activities and is supplemented by Company policies and procedures covering specific functions and activities which should be read in conjunction with this Code. Of course, neither this Code nor those policies and procedures cover every situation that may arise. Rather, they set out principles and standards to guide us.

To learn more about the laws, policies, and procedures that apply to you, see the additional resources identified throughout this Code with the symbol, ask your manager, or contact your site human resources manager or the legal department.

What About Different Laws in Different Countries?

GrafTech does business all over the world, which means we must respect the laws, customs, and traditions of each country in which we operate. Each of us has an important responsibility to know and follow the laws that apply wherever we work.

GrafTech International Holdings Inc. and our parent company, GrafTech International Ltd., are corporations organized in the United States. For this reason and others, U.S. law may apply even when business activities are conducted outside the United States. Other countries may apply their laws outside their boundaries too.

If a law (which term includes governmental, regulatory and judicial regulations, rules, and orders) is stricter than this Code or Company policies and procedures, you must of course comply with the law. At the same time, you are not to engage in any course of conduct which, even if legal, customary, and accepted in such country, could be deemed to be in violation of GrafTech’s guidelines on ethical conduct.

If you have questions about the laws that apply to your activities, always contact the legal department for advice.

ASKING QUESTIONS AND RAISING CONCERNS

Analytical Framework

The Company expects you to be guided by this Code, by Company policies and procedures, by your personal sense of right and wrong, and by the answers to the following questions:

•	Do I have all of the facts? In order to identify the appropriate course of action, you must be as fully informed as reasonably possible.

•	Is this conduct legal? When in doubt, consult the legal department or report suspected violations in accordance with this Code.

•	Does this conduct comply with Company policies and procedures?

•	Is this conduct fair or does it seem unethical or improper? Use your judgment and common sense; if something seems wrong, it probably is.

•	What is my responsibility? In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the situation.

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Did I discuss the problem with my supervisor or manager? In many cases, your supervisor or manager will be more knowledgeable about the situation and will appreciate being brought into the decision-making process. Remember that it is the responsibility of your supervisor or manager to help solve problems.

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Did I seek help from Company resources? In cases where it may not be appropriate to discuss a situation with your supervisor or manager or where you do not feel comfortable approaching your supervisor or manager, discuss it locally with your office manager or your human resources manager. If that also is not appropriate, use the Ethics Line (see Reporting Procedures at page 3) or other resources described below as a means for raising your concerns.

•	If my conduct were videotaped and broadcast on television, would I still feel good about myself?

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Your Duty to Speak Up

You have a duty to speak up if:

•	You are unsure about the proper course of action and need advice.

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If you believe that the current or likely future conduct of someone acting on behalf of the Company violates or could reasonably be expected to violate this Code or Company polices or procedures or could reasonably be expected to expose the Company or its employees and representatives to legal problems.

•	You feel you are being pressured or being asked to compromise your values.

•	You believe that you may have been involved in misconduct.

Reporting Procedures

You should never hesitate to ask a question or report a concern. Confidentiality will be maintained to the extent consistent with the best interests of the individuals involved, our companies, and our companies’ obligations under the law.

Your supervisor is usually a good place to start with a compliance or ethics issue. You may also get help or advice from:

•	Your supervisor’s supervisor.

•	The head of your department.

•	The legal or human resources departments.

•	The internal audit function or the Audit Committee of the Board (for questions relating to internal accounting controls or other auditing or accounting matters).

At the end of this Code (Appendix A), you will find internal contact information for officers and departments referenced herein.

If you wish to raise an issue anonymously or feel uncomfortable about using one of the other resources identified in the Code or after you have raised a concern with the contacts suggested above, you have not been satisfied or are unsure about where to go, call the EthicsPoint Line (1-855-575-4205*), or send a message through the anonymous Electronic Reporting web link: Anonymous Electronic Reporting of Potential Violations, which operates 24 hours a day/seven days a week.
You may also anonymously submit to GrafTech’s Audit Committee any concerns you may have regarding questionable accounting or auditing matters.

This Code does not provide for the reporting by attorneys of suspected violations of securities laws. Attorneys who wish to submit reports about such suspected violations must follow the procedures set forth in the Company’s Attorney “Up-the-ladder” Policy.

What Happens When I Report an Issue?

When you report an issue (whether anonymously or otherwise), you should expect:

•	Your report or concern will be taken seriously.

•	The internal audit function or the legal department, as appropriate, will manage any investigation.

•	Your report will be handled promptly, discreetly and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law.

•	The Ethics Line and the Electronic Reporting web are operated by an independent company, so neither the number from which you are calling nor your e-mail address can be identified or traced.

In the event an investigation is initiated, employees and representatives must answer questions truthfully and to the best of their ability. Concealing or covering up an ethical or legal violation is itself a major violation of this Code, and, absent serious mitigating circumstances, the penalty for such conduct may be immediate discharge.

We Will Not Tolerate Retaliation

No employee or representative shall be discharged, demoted, suspended, threatened, harassed or in any other manner retaliated against for asking questions, raising concerns, or assisting in an investigation relating to an actual or potential violation of this Code or Company policy or procedure, provided such individual is acting in good faith. Good faith does not mean that you have to be right – but it does mean that you believe you are providing truthful information.

Individuals engaging in retaliatory conduct will be subject to disciplinary action, which may include termination. If you suspect that you or someone you know has been retaliated against for raising a compliance or ethics issue, immediately contact one of the resources identified above. We take claims of retaliation seriously. Allegations of retaliation will be investigated and appropriate action taken.

What Does GrafTech’s Audit Committee Do?

The Audit Committee:

•	Has direct oversight responsibility with respect to the adoption, improvement and implementation of this Code, and its duties include monitoring activities of the Company with respect to:

▪	periodically reviewing with management the implementation and effectiveness of this Code;

▪	establishing and periodically updating procedures for reporting violations and responding to suggested changes and inquiries; and

▪	obtaining compliance reports from the head of the internal audit function and/or the head of the legal department (the “head of legal”) regarding this Code.

•	Is comprised of “outside” directors who are not associated with management of the Company and who are “independent” within the meaning of applicable laws and rules.

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Has established procedures for the confidential anonymous submission of reports of actual or potential violations of this Code or other Company policies or procedures, including confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and confidential anonymous submission of suggested changes to this Code or other Company policies or procedures. Those procedures are described above.

Chief Executive Officer and Other Senior Financial Officers

In addition to their other responsibilities as described elsewhere in this Code, each of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Controller, the head of the internal audit function and the Treasurer are responsible for:

•	Acting with honesty and integrity, and avoiding actual or apparent conflicts of interest involving personal and professional relationships, as described in this Code;

•	Disclosing to the legal department any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

•	Ensuring that the Company's disclosure controls and procedures function properly and providing other employees of the Company with information that is full, fair, accurate,

complete, objective, timely, and understandable for inclusion in filings with the SEC and in other public communications;

•	Complying with applicable laws, rules and regulations of all U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies to which the Company is subject; and

•	Reporting to the legal department any violations of this Code of which he or she is aware.

What About Managers and Supervisors?

All of us must comply with the letter and spirit of this Code and Company policies and procedures, and we must promptly communicate to the appropriate Company authority any suspected violations. However, managers and supervisors have additional responsibilities under the Code, and are expected to:

•	Set an example – show what it means to act with integrity.

•	Ensure that those they supervise have adequate knowledge and resources to follow the Code.

•	Monitor compliance of the people they supervise.

•	Enforce the standards of this Code and all other related Company standards.

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Support employees who in good faith raise questions or concerns about compliance and integrity. This means there should never be any form of retaliation against an employee who raises such questions or concerns.

•	Use diligence and discretion, and consider an employee’s ethics and integrity before appointing such employee to any position of authority.

•	Report instances of noncompliance (See Reporting Procedures at page 3).

Annual Certification

All managers, supervisors and other employees must certify annually that:

•	They have read and understand this Code (or a summarized version as provided by the internal audit function and the legal department).

•	They have personally complied with this Code.

•	They have monitored the acts or omissions of their direct reports for compliance with this Code.

•	They have brought this Code to the attention of everyone under their supervision whose act or omission could reasonably be expected to contribute to a violation of this Code.

•	They know of no violations of this Code (or have reported any known violations in accordance with this Code).

See Appendix B.

Waivers

Any waiver of this Code may be granted:

•	For executive officers or directors, only by the Audit Committee. Each such waiver will be promptly disclosed as required by law or stock exchange rules.

•	For other employees, only by the CEO, the President or the legal department. Each such waiver shall be promptly reported to the Audit Committee.
WORK ENVIRONMENT
What We Aim For

The Company will endeavor to:

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Provide a healthy and safe work environment that is conducive to conducting business and allows us to exercise self-initiative, innovative thinking and full participation through self-directed teams and other means.

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Encourage us to act and lead with passion, energy, intelligence and respect for others, to follow safety and health rules and practices, and to report to the appropriate Company authority all accidents, injuries, and unsafe equipment, practices and conditions (see Reporting Procedures at page 3).

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Provide for open, timely, multi-directional communications that help achieve organizational goals, share information, increase understanding and participation in the decision-making process, enhance pride in the Company and provide recognition for work-related successes.

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Recognize the dignity of the individual, respect and trust each employee, pay for performance with compensation and benefits that are competitive, and promote self-development through training that broadens work-related skills.

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Provide a work environment that is not hostile or offensive and that is free from illegal discrimination or intimidation or harassment of any person for any reason. In this environment, we, as leaders, must:

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Aspire to develop a winning strategy, build a great management team, inspire the best from others, create a flexible and responsive enterprise, and act and live with the utmost integrity and professional dignity.

▪	Adhere to all laws and Company policies and practices related to the workplace, including health, safety, and environmental protection.

Harassment-Free Work Environment

Having a professional work environment also means that our companies will not tolerate any form of harassment. Harassment can be verbal, physical or visual behavior where the purpose or effect is to create an offensive, hostile or intimidating environment. Sexual harassment, in particular, can include sexual advances, requests for sexual favors, unwanted physical contact or repeated and unwelcome sexual suggestions. Other prohibited conduct includes: offensive racial, ethnic, religious, age-related, or sexual jokes or insults; distributing or displaying offensive pictures or cartoons; and using voicemail, e-mail, or other electronic devices to transmit derogatory or discriminatory information. This kind of behavior will not be tolerated at GrafTech.

Each of us must apply these principles to all phases of the employment relationship, including hiring, training, development, compensation, promotion, demotion, transfer, layoff, termination, use of facilities, and selection for special programs.

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All employees and representatives should be familiar with and abide by the Corporate Harassment Policy (HRM.06.000). If you observe or experience any form of harassment, you should report it immediately (see Reporting Procedures at page 3). We strictly prohibit any form of retaliation against anyone making such a good faith report.

Respect for Human Rights

The Company will not traffic in persons or use any form of slave, forced, bonded, indentured, or involuntary prison labor. This includes the transportation, harboring, recruitment, transfer, or receipt of persons by means of threat, force, coercion, abduction, fraud, or payments to any person having control over another person for the purpose of exploitation.

Child labor is strictly prohibited. The minimum age for employment or work shall be 18 years of age. The Company will strictly observe the local labor laws of each country where it operates, including the legal employment age.

If you have further questions regarding human rights, you should contact the legal department or your local human resources manager.

Inviting Full Participation: Equal Employment Opportunity and Diversity

The Company believes that the diversity of its employees is a tremendous asset, and we will endeavor to provide challenging, meaningful and rewarding opportunities for personal and professional growth to all employees without regard to race, religion, color, gender, national origin, age, sexual orientation, political affiliation, physical or mental disability, veteran status, or other legally-protected status. This includes providing reasonable accommodations for employees’ disabilities or religious beliefs and practices. There may be additional protections provided to employees based on local laws and regulations.
If you have further questions on equal employment opportunity or employment equity, contact your local human resources manager.
Health, Safety, and Security of Employees

The Company is committed to providing a safe and secure work environment. Safety is especially important in manufacturing locations, which are subject to significant workplace safety regulations. Each work location has safety rules that must be followed. Our sites comply with all health and safety laws, as well as our own internal health and safety policies that go beyond what the law requires.
All employees and representatives working on our premises must know the health and safety requirements associated with their jobs.
A safe and secure work environment means a workplace free from violence. Threats (whether implicit or explicit), intimidation and violence have no place at GrafTech and will not be tolerated.
Employees have a duty to bring any unsafe practices – including threats and intimidation – to the attention of their supervisor, local safety representative, the human resources or legal department, or to report it through the Ethics Line or web link (see Reporting Procedures page 3).
Drugs and Alcohol in the Workplace

Work requires clear thinking and the ability to react quickly – the safety of our fellow employees and customers depends on it. Being under the influence of alcohol or drugs, or improperly using medication, diminishes an employee’s ability to perform at his or her best. Therefore, the abuse of drugs and alcohol is strictly prohibited. Violations of these rules are taken very seriously.
The moderate consumption of alcohol during Company sponsored events or meals is subject to local customs, rules, and management discretion.
Employee Confidentiality

The Company will endeavor to:

•	Respect the confidentiality of our employees’ personal information.

•	Encourage employees to have interests outside of the workplace.

•	Not interfere in employees’ personal lives off the job unless their conduct impairs their work performance or adversely affects the Company.
The Company will seek to maintain only those historical and current employee personnel and medical records needed for business, legal or contractual purposes and restrict access and knowledge of the contents of those records to those with a legitimate need to know. The Company uses personal data strictly to ensure effective operations and will not disclose personal data to any other company not working on our behalf and obligated to protect such data. Employees who have access to personal information must treat it appropriately and confidentially and ensure that data is not lost or stolen.
Every employee has the right to access or correct his or her own personnel records and personal data upon reasonable request during normal business hours.

The Company’s commitment to employee confidentiality is not a license to engage in inappropriate personal activities at work. To the extent permitted by local law, the Company reserves the right to access and review all communications, records, and information created at work or with Company resources. This may include such things as intranet or internet activity, e-mail, text messages, voicemail, and telephone conversations (see also Company Information Systems at page 22).
For more information on how employee personal information is maintained and processed, see the Employee Privacy Policy (LAW.11.02). If you have questions regarding your personal data, you should contact your local human resources manager or the legal department.
CONFLICTS OF INTEREST

Avoiding Conflicts of Interest
A conflict of interest arises when the private interests of an employee or representative have the potential of interfering with the interests of the Company or the employee or representative’s objective and effective performance of his or her duties, responsibilities or work for the Company. A conflict of interest also exists when any employee or representative’s family member (as the term is defined in the section below) receives improper personal benefits as a result of such employee or representative’s position with the Company. Payments, loans to, or guarantees of obligations of, such persons are of special concern. Actual conflicts must be avoided but even the appearance of a conflict of interest can be harmful.
It is impossible to list every situation where a conflict of interest could occur. Examples of such conflicts include situations where an employee or representative:

•	Accepts a gift (other than a de minimis gift permitted as described in “Gifts and Entertainment,” below) from a current or potential customer, supplier or competitor.)

•	Owns a substantial financial interest in or serves in a business capacity with another enterprise which does or wishes to do business with, or is a competitor of, the Company.

•	Serves as an intermediary for the benefit of a third party in transactions involving the Company.

•	Uses confidential information of the Company or its suppliers or customers for personal benefit.

•	Uses Company funds or assets for personal benefit.

•	Conducts business for another enterprise during normal working hours.

•	Simultaneously serves or works for or provides consulting services to a competitor, customer or supplier.

•	Solicits donations of any kind from suppliers, customers or public officials in a manner which communicates compliance is a prerequisite for future business.
Family Members

The activities of family members can create a conflict of interest. This happens when an employee or representative’s loyalties become divided – or may appear to be divided – between loyalty to the family member (who has one set of interests) and loyalty to GrafTech (who has another set of interests). “Family member” includes a spouse, parents, children, stepchildren, siblings, stepsiblings, nephews, nieces, aunts, uncles, grandparents, grandchildren, in-laws, and a same or opposite sex domestic partner. A conflict of interest could arise if a family member has a significant, personal stake in a company that supplies or seeks to supply goods or services to GrafTech, is a GrafTech customer or potential customer, or competes with GrafTech. If such situations exist, you should follow the guidelines listed below:

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If you or a family member has a significant interest in a business that provides or is seeking to provide goods or services to GrafTech, you must not attempt to use your position with GrafTech to influence the bidding process or negotiation in any way. If you are directly involved in supplier selection or purchasing functions, you must report this conflict of interest immediately (see Reporting Procedures at page 3). Similarly, you must not use personal relationships to improperly influence dealings with a customer or potential customer.

•	If you have a family member who works for a competitor, you should notify your manager and the legal department immediately.

Each of us must avoid a conflict of interest (or even the appearance of a conflict of interest), unless first approved by the appropriate Company authority (see Waivers at page 7).
Conflicts of interest may not always be obvious. Each of us has a duty to report any actual or potential conflicts of interest to the appropriate Company authority as soon as they are recognized (see Reporting Procedures at page 3).
Gifts and Entertainment

Business gifts and entertainment are courtesies designed to build understanding and goodwill among business partners, but they can also make it harder to be objective about the person providing them. In short, gifts and entertainment can create their own conflict of interest and may be seen as corrupt payments.
The acceptance or offering of gifts of any kind from suppliers, potential suppliers, customers or others is prohibited, except for:

•	Items of nominal value (USD$100 or less per occurrence, with an annual limit of USD$500 from a single source).

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When local customs (e.g., presentations of a ceremonial nature that follow local or national customs) or other circumstances make it very difficult or embarrassing for an employee or representative not to offer or accept a gift in excess of USD$100 in value, the employee or representative must obtain prior approval from GrafTech’s legal department to offer or accept the gift. If it very difficult or embarrassing to refuse a gift prior to receiving approval from the legal department, the legal department shall be notified promptly after accepting the gift. When accepting such a gift valued in excess of USD$100, it will be donated to a non-GrafTech entity or person, if appropriate.

•	Providing or receiving unsolicited promotional materials of a general advertising nature and of nominal value, such as imprinted pencils, memo pads and calendars.

Gifts of cash (or cash equivalents such as gift cards) may never be offered or received.

Business entertainment (including meals, lodging, and transportation) should be reasonable and appropriate for the occasion. Good judgment must be exercised, and entertainment must not appear unusual or extravagant as viewed by an objective third party. There must be a legitimate business purpose for all entertainment .

Examples of business entertainment that generally do not constitute a conflict of interest or corrupt payment include occasional meals with business associates and ordinary sports, theater and other cultural events, provided both the business associate and the employee or representative are present. Tickets to an event where both (i) the business associate receiving the tickets and (ii) the employee or representative giving the tickets are not present are considered gifts.

Offering and accepting invitations that require travel and extended guest status (for example, tickets to a World Cup match or Super Bowl game) are rarely appropriate. Exceptions can be granted in special circumstances but require advance approval of an officer of the Company and the legal department.

No gifts or entertainment of any kind may be offered to government officials or employees of state-owned or controlled enterprises without the prior approval of the legal department.

All gifts and entertainment provided by the Company must:

▪	Comply with all applicable laws.

▪	Be consistent with usual and customary business practices.

▪	Not be or perceived to be a bribe or a payoff.

▪	Not be excessive in value.

▪	Not embarrass the Company or any of us if disclosed publicly.

▪	Be appropriately documented, including:

o	The names and titles of the persons receiving the gift or entertainment and identify whether they are government officials or employees of state-owned or controlled enterprises,

o	The rationale for providing the gift or entertainment, and

o	Receipts or other documentation supporting the payments made.

For additional information on travel and entertainment expenses, see the Corporate Travel Guidelines and Procedures for Expense Reporting (FIN.09.002) and the Global Anti-Bribery Policy (LAW.05.010) .

Employment of Spouses and Other Family Members

For reasons of supervision, safety, security and morale, neither the spouse of an employee nor another immediate family member (which term includes parents, children, step-children, brothers, sisters, and in-laws) of an employee or his or her spouse may be employed or engaged as a Company representative under the direct supervision of the employee.

Employees who marry or who become related by marriage and who work in a direct supervisory relationship will be subject to the same prohibition, subject to a reasonable transition period to be established by the manager or supervisor for both of them.
Employment of the family members of human resources employees is prohibited.
Memberships

Corporate memberships, and memberships paid by the Company, should only be used to serve legitimate business needs. They are appropriate only in organizations whose objectives and activities are lawful and ethical and fit within the framework of broadly accepted social values.
CONDUCTING BUSINESS

Providing Quality Products and Services

The Company is committed to providing products and services that meet or exceed customer expectations for quality, integrity and reliability and to satisfying their requirements with on-time deliveries and at competitive prices.
When our products, systems or components are manufactured according to customer specifications, no change in design, material or process, or substitution of parts, is permitted unless authorized by the customer or permitted under terms of the contract or by law or commercial practice.
The Company will endeavor to make its products safe for use by customers and other end-users so that they meet or exceed all applicable standards and regulations.
Seeking Business Openly and Honestly

Each of us must endeavor to market Company technologies, products and services fairly and vigorously based on their proven quality, integrity, reliability and price. In the context of ethics, quality requires that Company products and services be designed and manufactured to meet Company obligations to customers.
The Company will endeavor to obtain competitive advantages through superior performance, never through unethical or illegal business practices.
Compliance with Antitrust and Competition Laws

GrafTech strictly adheres to “antitrust” and “competition” laws, which protect markets around the world from anticompetitive behavior. Competition laws prohibit any formal or informal understanding, agreement, plan or scheme among competitors that involves prices, territories, market share or customers to be served. Each of us must be familiar and comply with all applicable antitrust and competition laws. Competition laws vary around the world, and the laws that apply to you may vary depending on where you work. Some competition laws, such as those in the United States and the European Union, may apply even when the conduct occurs outside the country’s borders. The penalties for violating these laws are severe and include both civil and criminal sanctions against both the corporation and the individual employees and representatives personally.

Guidelines for Dealing with Competitors

•	Compete vigorously, lawfully, and ethically.

•	Avoid contact with competitors.

•	Never talk with or exchange information with competitors to:

▪	Fix prices – this can include setting minimum or maximum prices, or “stabilizing” prices.

▪	Fix terms related to price, pricing formulas, credit terms, etc.

▪	Divide up markets, customers, or territories.

▪	Limit production.

▪	Compare bids or otherwise share bid information.

▪	Boycott a competitor, supplier, customer or distributor.

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Do not attend meetings (such as trade associations) with competitors where the foregoing subjects are discussed. Immediately remove yourself from any meeting where these subjects are discussed. Make your departure obvious so those present will recall your departure.

•	Always advise the legal department of any contact with competitors, including your attendance at any meetings where the above subjects are discussed.

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Avoid any tactics that could be construed as being designed to exclude all or a significant percentage of GrafTech’s competition in any line of business from the marketplace or that might be construed as an effort to destroy a particular competitor or control prices.

•	Employees and representatives are prohibited from serving as directors or officers of competing corporations.

•	Always consult with the legal department before discussing joint ventures, mergers, acquisitions, marketing, purchasing, sales or similar collaborative arrangements with competitors.

Guidelines for Dealing With Customers/Distributors

Employees and representatives must consult with the legal department before:

•	Setting resale prices with customers or engaging in activities that might be construed as demanding or coercing a customer to sell at a certain price.

•	Imposing territorial, customer, or end-use restrictions on a customer’s ability to resell GrafTech products.

•	Establishing exclusive dealing arrangements (e.g. contracts that require a company to buy from or sell only to a GrafTech company).

•	Tying or bundling together different products (e.g., contracts that require a buyer who wants one product to also buy a second product).

•	Refusing to deal with third parties.

•	Terminating existing contractual arrangements with third parties.

Avoid any marketing or advertising practices that could be characterized as unfair or deceptive.

If you have questions or concerns about your responsibilities under the competition laws, consult the Antitrust Compliance Guide (LAW.03.000) or the legal department.

Competitive Intelligence

To compete in the marketplace, it is necessary and legal to gather competitive information fairly. But some forms of information gathering can be perceived as violating the law. It is important for all employees and representatives to comply with the following guidelines on information gathering.

Legitimate sources of competitive information include:

•	Information available on the Internet, and in newspapers and press accounts.

•	Other public information, such as annual reports or published sales materials.

•	Talking with customers – but not to obtain confidential information.

•	Trade shows (but not information received directly from competitors except for publicly available brochures).

Always write the date and source of any competitive information you obtain or receive directly on the materials.

Prohibited unethical or illegal practices include theft of proprietary information, possession of trade secrets or intellectual property without the owner’s consent, and inducement of disclosure of any such information or secrets by past or present employees of other companies. Further, GrafTech employees and representatives should never use the following except in consultation with the legal department:

•	A competitor’s confidential or proprietary information.

•	Confidential or proprietary information in any form possessed by new hires from prior employers.

•	Information about a competitor’s bid if you are involved in bidding, especially on Government contracts.

•	Information on a competitor that someone offers to sell.

If you come into possession of any of the foregoing information, contact the legal department.

For additional information on Company and third party Confidential Information (see Safeguarding Company Information and Property at page 20).

Conduct with Suppliers

Each of us must:

•	Strive to build long-term relationships with Company suppliers and award business based on their ability to meet Company requirements for cost, quality and delivery.

•	Provide the same information and instructions to each competing supplier for a proposed purchase.

•	Protect all proprietary data that our actual or potential suppliers provide to the Company as reflected in agreements with them.

•
Avoid, and not permit our related parties to have, any significant outside business or financial interests in any Company supplier, unless we have the prior express written approval of appropriate Company authority (see Conflict of Interest at page 10).

Company purchasing personnel and others who may use goods or services of other companies are encouraged to be receptive to new ideas, techniques and materials and to make reasonable efforts to evaluate new offerings and give them due consideration.
Relationships with Embargoed and Sanctioned Persons and Countries

Laws in the United States, the European Union and other countries and edicts of the United Nations restrict business activity with certain identified persons or entities (“Sanctioned Persons”) and persons and entities located, organized or resident in certain countries or regions (“Sanctioned Countries”). Persons or entities on these lists are often identified as terrorists or narcotics traffickers. The Sanctioned Countries currently are Iran, Cuba, Syria, North Korea and the Crimea region of the Ukraine.

The Company does not conduct business with Sanctioned Persons or Embargoed Countries. Thus, it is important to perform due diligence at the onset of transaction that may include contact or relations with Sanctioned Persons or Embargoed Countries. Employees should contact the legal department and/or the global trade compliance team to ensure that all such transactions are properly evaluated and screened against lists of sanctioned persons and entities.

Complying with Anti-Boycott Laws

The Company will comply with laws that prohibit cooperation with boycotts. The anti-boycott laws were originally designed to respond to the boycott of Israel by certain Middle Eastern countries, but they apply to any boycott of countries friendly to the United States, for example the Pakistani boycott of India. Participation in, or cooperation with, any international boycott not approved by the U.S. government may create serious problems for the Company in the form of severe civil and criminal sanctions.

Unless a permitted exception applies, “U.S. persons” are prohibited from (a) refusing to do business with anyone pursuant to a requirement or request of a boycotting country, (b) taking discriminatory actions based upon race, religion, gender or national origin; and (c) providing information about business relationships that the Company may have with a boycotted country or blacklisted person. A “U.S. person” is any person who is a U.S. resident or national, whether an individual or a domestic concern or a foreign subsidiary, affiliate, or other permanent foreign establishment that is “controlled in fact” by a U.S. domestic concern.

If a “U.S. person” receives a request to participate in a boycott, the Company must report this to certain government agencies. All U.S. employees and representatives are required to take reasonable steps to assure that no certification or response is given which contravenes these laws.

The application of U.S. laws and the laws of other countries can be very complex. Sometimes U.S. laws conflict with the laws of other countries. When any questions arise or conflicts appear in the course of business, you should contact the legal department immediately.

Complying with Export Control Laws

Laws in the United States and other countries restrict the export of controlled equipment, products and technologies to certain countries or persons, especially in the areas of encryption and advanced computing devices. In essence, these laws seek to restrict the export of goods that have both an ordinary commercial purpose and a military purpose or use. The Company will comply with applicable export control laws, including those that govern the export of commodities, services and technical data, as well as items that are hand-carried as samples or demonstration units in luggage. Employees of who are involved in the export of products, equipment or technologies should contact the legal department and/or the global trade compliance team if they are uncertain of the legal status of any country or technology scheduled for export.

An export is not only the transfer of a physical commodity – it can include the transfer of services or technology (such as technical data or other information) to a national of another country, for example by e-mail, face-to-face discussions, or visits to any company facility.
The Company has implemented an Export Compliance Policy (LAW.04.000) and Export Compliance Manual (LAW.04.001), which all employees and representatives, particularly those involved with the sale and distribution of GrafTech’s products, must be aware of and comply with. If you need further information on export controls, contact the legal department or the manager of global trade compliance.

Political Contributions

Use of Company funds to make direct or indirect contributions in support of any political party or national or local candidate in the United States or elsewhere is prohibited unless first approved by the Board and the legal department.
To the extent lawful and first approved by the Board and the legal department, the Company may contribute (up to a maximum of $10,000) to an occasional local initiative or referendum campaign where the Company’s interests are directly involved.

As interested citizens, each of us is free to make individual personal contributions to parties and candidates of our own choice.
Complying with Anti-Bribery Laws

As a U.S. company and a company with shares listed in the United States, the Company and its subsidiaries are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), and the Company’s operations in various countries will be governed by the anti-bribery laws in those countries.
The FCPA generally makes it a crime to:

(i)	take any act in furtherance of a payment, offer of payment, or the authorization of any payment

(ii)	of money or anything of value, directly or indirectly,

(iii)	to any government official,

(iv)	to obtain or retain business or secure an improper advantage (e.g., an improper ruling permitting government hospitals to use a certain drug).
While the FCPA outlaws bribes only to government officials, other anti-bribery laws in the United States and elsewhere ban bribes made to any person. The Company prohibits bribery in any form and bribes made to any person.
Note that bribe payments can be cash, favors, gifts, meals, hiring a relative, payments to attend a conference, or anything else of value.
Although the FCPA allows facilitating payments, which are payments made to expedite routine government action to which a person is legally entitled (e.g., a tip to speed the issuance of a visa), these payments are strictly prohibited under this Code.
Employees should generally be careful to avoid any situation involving a third party that might lead to an accusation that the Company approved bribery by the third party. Employees cannot ignore signs of bribery by third parties. In other words, payments to third parties are prohibited if you act with a conscious disregard of circumstances indicating that a bribe will be paid by the third party. For example, a third party might requests unusually large or undocumented payments for purported services or reimbursement for significant gifts or entertainment payments. As a result, to the extent appropriate, the Company should conduct appropriate diligence on third parties that present corruption risk. Specific third party diligence procedures are set forth in the Global Anti-Bribery Policy (LAW.05.010).
The FCPA requires the Company to keep accurate financial books and records. All financial entries must reflect the true nature, amount and purpose of money spent (see page 23) for further information on Accurate Books, Records, and Financial Records).

The penalties under anti-bribery laws can be severe. FCPA fines have stretched into the hundreds of millions of U.S. dollars and in the United States and elsewhere individuals can be sentenced to lengthy prison sentences for violating these statutes. Violations may also mean that the Company is barred from doing business with certain government entities.

See the Global Anti-Bribery Policy (LAW.05.010) and the Corporate Travel Guidelines and Procedures for Expense Reporting (FIN.09.002) for more information. If you have questions regarding the standards that apply to your business activities, including the laws on international bribery, contact the legal department.

Environmental Protection

The Company will endeavor to:

•	Conduct its activities responsibly and in a manner designed to prevent accidents and pollution, and to protect the health and safety of our employees, vendors, customers and the public.

•
Continually improve and integrate environmental protections into business decisions and planning activities and to design and implement policies and procedures that provide reasonable assurance that these principles are implemented.

Every employee and representative is required to:

•	Conduct business in accordance with all environmental laws, rules, regulations, and corporate commitments.

•	Understand the environmental consequences of what we do and look for ways to reduce or eliminate those consequences.

•	Follow specified procedures, notify management of potential environmental concerns, and share ideas for continuous improvement.

You should be familiar with your site’s policies regarding environmental protection. Employees have a duty to bring any unsafe environmental practices to the attention of management (see Reporting Procedures page 3).

COMPANY INFORMATION, RESOURCES, AND FINANCIAL DISCLOSURE

Complying with Insider Trading Laws

All material non-public information about the Company should be considered confidential information. Confidential information that may be considered material by investors may be disclosed to the public only by a designated officer of the Company. Until such disclosure, material information must be held in confidence.
Material information might include, for example:

•	Financial results;

•	Projections of future revenues, earnings or losses;

•	Timing of a new product or technology introductions;

•	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity; or

•	The gain or loss of a substantial customer or supplier.

We must not:

•	Disclose any material non-public information to any third party until such information has been released to the public.

•
Take any economic or personal advantage of any inside information, such as buying or selling stock or other securities of the Company or of any other company to which the inside information may pertain.

•	Use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of inside information.

Employees and representatives (and outsiders with whom they are associated) who have inside information can lawfully trade in the market once the information is made public through established channels. Directors, officers, and other designated employees who have regular access to inside information may not conduct trading of Company securities during pre-established “blackout periods.”

Insider trading is both unethical and illegal. For more information on insider trading, see the Insider Trading Policy (LAW.09.001). If you have questions or concerns regarding your responsibilities under the insider trading laws, contact the legal department.

Safeguarding Company Information and Property

The Company’s ability to conduct its activities requires the efficient and proper use of Company assets and resources, including confidential and proprietary information, technology, software, land, buildings, equipment, components, raw materials and cash. Those of us with knowledge of or access to proprietary or confidential information must not disclose it to others, except to those employees and representatives who need to know it and are informed of its confidential or proprietary nature or as otherwise authorized by appropriate Company authority, and must not use it for our own personal benefit or the benefit of our related parties. These requirements apply even after we cease to be employed by or associated with the Company.
Confidential information includes information such as new business strategies, potential transactions, pending contracts, unannounced earnings, prospective new products, salary information, personally identifiable information, financial data, and research results which have not been disclosed to the public as well as other non-public information that might be of use to competitors or harmful to the Company or customers if disclosed. Confidential information also includes information of others, such as suppliers, with whom the Company has agreed to hold such information in confidence.

Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases and records.
Each of us must use these assets according to Company policies and procedures, comply with security programs that help prevent their unauthorized use or theft, and abide by laws and contractual agreements governing their use.
Each of us owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
In furtherance of these requirements:

•	Each of us must safeguard all passwords and identification codes to prevent unauthorized access to Company computerized data.

•
We must not copy documents or materials that are copyrighted (including computer software, portions of audio, video and off-the-Internet recordings) without specific permission from the copyright owner. Consult the legal department on whether “fair use” rules or existing licenses may allow it.

•	The reproduction of software licensed to or developed by the Company for personal use is prohibited.

•
We must not use Company information, or our position with the Company, for improper gain by us or our related parties, or take for ourselves personally or our related parties opportunities that are discovered through the use of Company property or information because of our position with the Company.

•
Whenever we cease to be employed by or associated with the Company for any reason, we must not copy or take with us any Company confidential or proprietary information and we must provide the Company with any passwords necessary to access computer files.

•
When there is a legitimate reason to share proprietary information, never disclose such information without management’s prior approval and a written non-disclosure agreement approved by the legal department.

Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Code shall:

•
Prohibit employees from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation; or

•	Require notification or prior approval by the Company of any such report; provided that, employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
Furthermore, employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:

•
In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or

•	In a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
Safeguarding the Property of Others

Just as we protect our own confidential information, the Company respects the proprietary and confidential information of others. This includes the tangible and intellectual property of third parties which may be used in fulfilling work assignments. Each employee and representative must protect such information against unauthorized disclosure and use consistent with the specific obligations the Company agreed to when it accepted such information. Absent such specific obligations, third party proprietary information is to be given the same protection against unauthorized use and disclosure that we give our own information.
See page 15 for further guidelines on Competitive Intelligence. More detailed guidelines on the handling of confidential information are available under Information Protection (LAW.08.001).
Company Information Systems

Appropriate use of the Company’s information technology systems such as the Internet, e-mail, voice mail, and cell phones is critical to business success. Everyone who uses these systems plays a role in ensuring that they operate as they should. Additionally, when using these systems we are visible and recognized as employees or representatives of the Company. This means that good judgment should guide our use of these systems.

All employees and representatives must use such information systems responsibly and primarily for legitimate business purposes – any personal use should be reasonable and kept to a minimum. Special care should be exercised when composing e-mail messages (see Responsible Business Writing at page 23). Employees and representatives are strictly prohibited from using Company information systems to gather or distribute pornographic, harassing, abusive, or offensive data.
Operational and technical security measures must be used to protect computer systems. Always protect information used to access Company networks, including IDs and passwords, pass codes and building-access key cards.
To maintain the security and integrity of our information systems, the Company reserves the right to monitor and intercept electronic communications, including information that has been deleted by users (subject to local law). As with other forms of Company correspondence, no employee or representative should have any expectation of privacy in any message, file, image or data created, sent, retrieved, received, or stored using Company equipment and/or electronic access, including personal information and messages, and visits to Intranet sites. Monitoring activities, when undertaken, will be undertaken in accordance with local law.

•	For more information on the proper use of the Company’s information systems, see the Internet and Electronic Communications Policy (ITM.03.000).
Accurate Books, Records, and Financial Disclosure

To comply with the law as well as maintain credibility with investors, lenders, customers, suppliers, regulators and others, we must consistently prepare financial and other reports accurately and fully and fairly disclose all pertinent information.
To implement these standards, employees and representatives must:

•
Seek to ensure that Company financial, accounting and other books, reports and records accurately and fairly reflect the transactions of the Company in reasonable detail and in accordance with the law and the Company’s system of internal controls.

•	Cooperate with and do not take any action to fraudulently influence, coerce, manipulate or mislead our internal and independent auditors.

•	Execute Company transactions only in accordance with management’s general or specific authorizations and administrative and accounting controls.

•	Never take any action to circumvent the Company’s system of internal controls.

•
Never authorize payment knowing that any part of the payment will be used for any purpose other than that described in documents supporting the payment. Of course if we incur legitimate expenses in connection with Company business, we will be reimbursed upon the filing of completed and accurately documented expense reports.

•	Never destroy, alter or conceal a document with the intent to impede an investigation, or tamper with or destroy a document with the intent to impair its availability in an official proceeding.

•	Establish or maintain unrecorded or “off the books” funds or assets for any purpose.

In addition, each of us must:

•	Report only the true and actual number of hours worked.

•	Record all Company funds and assets on the books of the Company at all times.

•	Retain Company records according to Company record retention policies and procedures.

Also see page 18 for further information on recording keeping requirements under the FCPA. Remember, if you wish to raise concerns about accounting or auditing matters on an anonymous basis, call the Ethics Line or submit reports via the web link (see Reporting Procedures at page 3).

Responsible Business Writing

Business records and communications often become public, and each of us must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people, activities or companies that can be misunderstood. This applies equally to e-mails, internal memoranda, slides and other presentations and formal reports. If you cannot or would not want to explain publicly what you said, do not say it at all. Assume that Company documents will end up in the hands of the government or adverse parties in the event of litigation.
General Guidelines:

•	Write the facts – do not overstate, misrepresent or mischaracterize them.

•	Avoid speculation.

•	Do not use ambiguous words that can be mischaracterized or misunderstood.

•	Avoid “guilt” words or phrases such as “please destroy after reading.”

•	Avoid using words that emphasize “market” share, for example “dominate” or “eliminate competition.”

•	Be professional and courteous.

•	Delete e-mails as soon as they no longer serve a business purpose (but no longer than permitted under the applicable retention policy, provided such e-mails are not subject to a Legal Hold Notice).

•	Limit redistribution of e-mails and use the “reply all” button sparingly.

Public Statements

Company employees who are not the CEO, head of investor relations or CFO or those who are authorized to act in this capacity (“designated officers”) may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a representative of the Company or about Company business unless specifically authorized to do so by head of investor relations. Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to head of investor relations. Requests for information from regulators or the government should be referred to the legal department.

For information regarding the designated officers and the Company’s policies regarding the dissemination of material non-public information, please refer to the Company’s Public Communications Policy and the Insider Trading Policy. For guidelines regarding communications through the use of social media, please refer to the Company’s Social Media Policy attached to the Public Communications Policy as Annex C.

General Guidelines:

•	Be familiar with the Company’s Public Communications Policy and Social Media Policy.

•	Do not communicate any material non-public information about the company to the public unless you are a designated officer (and then only pursuant to the Public Communications Policy).

•
Do not make statements about the Company to the media, whether oral or in writing, unless you have been authorized to do so in accordance with the Public Communications Policy, Social Media Policy or as otherwise approved by the head of investor relations.

•	Do not accept an engagement to speak publicly as a representative of the Company, or on the Company’s behalf, without first obtaining written authorization from your supervisor and the head of legal.

•
Do not publish any articles, books or web pages that contain material information about the Company, its products or your work without first obtaining written authorization from your supervisor and divisional marketing group and having obtained the review and approval of the head of investor relations.

CONCLUSION

As the GrafTech Code makes clear, compliance with the laws and adherence to the highest standards of ethical conduct are critical – our very success depends on it.

Compliance does not just happen. That is why GrafTech is asking those who receive this Code to demonstrate their commitment to act responsibly by:

•	Adhering to the standards of conduct contained in the Code.

•	Participating in training courses on compliance and integrity as they are made available.

•	Seeking guidance when in doubt as to the proper course of conduct.

•	Using one of the options that have been made available to report any suspected violations.

This Code and the policies and procedures described in it do not constitute or create an employment contract or employer-employee relationship between the Company and any other person, including its contractors or their personnel. This Code and the Company’s policies and procedures are subject to change at any time.
This Code will be placed and maintained on the Company website for easy access and reference.
Date: May 1, 2018

Appendix A
GrafTech International Ltd.
Code of Conduct and Ethics
Internal Contact List

David J. Rintoul	Quinn Coburn
Chief Executive Officer and President	Vice President, Treasurer and Chief Financial Officer
982 Keynote Circle	982 Keynote Circle
Brooklyn Heights, OH, U.S.A, 44131	Brooklyn Heights, OH, U.S.A, 44131

Erik Wheelock	Cynthia Binns
President Seadrift Coke	General Counsel and Corporate Secretary
P.O. Box 192	982 Keynote Circle
Port Lavaca, TX, U.S.A 77979	Brooklyn Heights, OH, U.S.A, 44131

Brian Blowes	Juan Carlos Fuentes
Vice President, Organizational Development & Administration	Director of Internal Audit
982 Keynote Circle	982 Keynote Circle
Brooklyn Heights, OH, U.S.A, 44131	Brooklyn Heights, OH, U.S.A, 44131

Appendix B
GrafTech International Ltd.
Code of Conduct and Ethics Certificate of Compliance

The GrafTech Code of Conduct and Ethics summarizes the general principles applicable to the conduct of GrafTech’s business worldwide. The Code of Conduct and Ethics does not address or anticipate every type of situation that may be encountered, and it is to be considered in conjunction with other applicable GrafTech policies and procedures. Any questions as to the interpretation or application of this policy may be referred to GrafTech’s head of the internal audit function or the legal department. The Code of Conduct and Ethics can be accessed at the GrafTech’s intranet main page under the quick links section, or by contacting the head of the internal audit function or the legal or human resources departments.

Certification: As an employee or representative of GrafTech International Ltd, or one of its subsidiaries (the “Company”), I hereby certify to the following:

1.	I have received or otherwise accessed a copy of the GrafTech Code of Conduct and Ethics.

2.	I have read and am familiar with the contents of the Code of Conduct and Ethics.

3.	I understand that individuals who violate the Code of Conduct and Ethics are subject to corrective disciplinary action up to and including termination.

4.	I have an affirmative obligation to report violations and to report conduct being contemplated which, if completed, would result in a violation of the Code of Conduct and Ethics.

5.	I may report actual or potential violations to my supervisor/manager, a GrafTech executive, the anonymous EthicsPoint Line 855-575-4205, or the anonymous Electronic Reporting of Violations web link.

6.	I understand that when I submit a report, related discussions and inquiries will be kept in confidence to the extent practicable or permitted by law.

7.
I acknowledge that the Company reserves the right to monitor my e-mail and Internet usage to detect access to inappropriate/illegal websites or other inappropriate/illegal materials (subject to local law and regulations).

8.	During this last year, to the best of my knowledge, and except as previously reported or set forth on an addendum to this Certificate:
a. I have conducted my business on behalf of GrafTech in full compliance with all laws;
b. I have complied fully with the GrafTech Code of Conduct and Ethics; and,
c. I am not aware of any conduct by any employee or representative that is in violation of the GrafTech Code of Conduct and Ethics.

9.	This certificate does not constitute an employment contract or a promise by GrafTech of continuing employment.

Signature	/Date

Printed name
* For assistance in other languages:

Brazil: 0800-8911667	China (Northern): 10-800-712-1239
Mexico: 001-800-840-7907	Hong Kong: 800-964214
Russia: 8-10-8002-6053011	South Africa: 080-09-92604
USA: 855-575-4205	* Countries in the EU may report electronically
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